Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AG Mortgage Investment Trust, Inc. of our report dated March 10, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting of Western Asset Mortgage Capital Corporation, which appears in AG Mortgage Investment Trust, Inc.’s Current Report on Form 8-K/A dated December 8, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 26, 2024